Exhibit 10.3

Executive Employment Agreement
This Executive Employment Agreement (the "Agreement") is dated as of May 29, 2014 (the "Effective Date"), between Mid-Southern Savings Bank, FSB (the "Bank"), and Frank M. Benson III ("Executive").
Agreement
Now, therefore, in consideration of the foregoing and of the covenants contained herein, the Bank and Executive agree as follows:
1. Employment and Term
The Bank agrees to employ Executive as Executive Vice President and Senior Loan Officer, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement. Unless earlier terminated pursuant to Section 5, the initial term of this Agreement begins on the Effective Date and ends on the two-year anniversary of the Effective Date; thereafter, the term of this Agreement will automatically be extended for additional 12-month periods unless the Bank or Executive gives a notice of nonrenewal to the other party at least 45 days before the end of the then-current 12-month period. The "Term" of this Agreement is the initial term together with all 12-month extensions; provided that the Term will end upon the termination of this Agreement by one or more of the parties hereto.
2. Duties and Responsibilities
Executive will perform the duties customary for the position of an Executive Vice President and Senior Loan Officer and any specific duties assigned from time to time by the Bank's Board of Directors (the "Board") or President and CEO. Throughout the Term, Executive agrees to use his best efforts for the Bank's benefit and to devote his full time, attention, and energies to the Bank's business. Executive reports to the Bank's President and CEO.
Executive may engage in other business activities with the Board's approval, and may invest his personal assets so long as such investment does not interfere with his performance under this Agreement and so long as no single or group of investments place Executive's financial well-being at risk. The Bank will provide Executive with an office, a computer, and such other facilities, equipment, supplies, and services as are reasonably suitable to his position.
3. Compensation; Benefits.
(a) While employed by the Bank, Executive will be paid $135,000 annually (the "Base Salary") as compensation for his services under this Agreement, which will be paid on the Bank's normal payroll schedule. Executive's Base Salary will be reviewed periodically and may be increased from time to time by the Board in its sole discretion. Except as otherwise provided in this Agreement, Executive's Base Salary may only be decreased with his consent.
(b) Benefits. To the extent permitted under the applicable plan documents, Executive is entitled to participate in all benefit plans and arrangements generally available to employees of the Bank and in any supplementary benefits provided to senior executives of the Bank, all in accordance with the terms of such plans and programs. The Bank has the right to modify the benefits available to its employees and senior executives from time to time.
(c) Business Expenses. The Bank will reimburse Executive for all pre-approved, reasonable, ordinary, and necessary business expenses incurred by Executive in performing his duties in accordance with the Bank's expense reimbursement policy; provided that Executive must account for such expenses by providing the Bank with documentation sufficient to substantiate any tax deduction to which the Bank may be entitled in connection with such expenses. Any reimbursements that may create taxable income to Executive must be submitted for reimbursement as soon as practicable and will be paid in no event later than the 74th day after the end of Executive's taxable year in which the expenses are incurred.
(d) Vacation and Holidays. In addition to paid holidays under the Bank's policies applicable to employees generally, Executive is entitled to paid vacation time in accordance with the Bank's vacation policies as in effect from time to time, which currently provide Bank management with three weeks of paid vacation per year beginning after a 90-day probationary period (provided, however, that such 90 day probationary period shall not prohibit Executive from receiving paid vacation with respect to certain periods of July 2014 previously approved by the Board). Unless otherwise provided by the Bank's vacation policies as in effect from time to time, (i) unused vacation for any year during the Term may not be accumulated for use in subsequent years, and (ii) Executive is not entitled to any additional compensation for failure to use vacation time.
4. Bonuses.
(a) Objective Bonus Award. If that certain Agreement # 2013-46, dated as of April 17, 2013, between the Office of the Comptroller of the Currency (the "OCC") and the Bank (together with any replacement formal enforcement order, the "Formal Agreement") is terminated, then the Bank will pay Executive a one-time, lump-sum bonus in the amount of $25,000. The bonus will be paid only if Executive remains continuously employed by the Bank through the date the Formal Agreement is terminated, and, if earned, the bonus will be paid no later than 74 days after the end of the year in which the Formal Agreement is terminated.
(b) Change in Control Bonus. If there is a Change in Control of the Bank, and Executive remains continuously employed by the Bank through the closing of such Change in Control, then the Bank will pay Executive a one-time, lump-sum bonus equal to two times his then-current Base Salary; provided, however, that the Bank will not have any obligation to pay Executive this amount if such Change in Control bonus is a prohibited "golden parachute" payment under the laws and regulations applicable to the Bank. If earned, the Change in Control Bonus will be paid no later than 74 days after the end of the year in which the closing of the Change in Control occurs. "Change in Control" means (i) an event or series of events that have the effect of any "person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any trustee or other fiduciary holding securities of the Bank under any employee benefit plan of the Bank, becoming the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank's then-outstanding stock; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Bank cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the stockholders, of each new director was approved by either Mid-Southern Mutual Holding Company ("Mid-Southern M.H.C.") or the vote of a majority of the directors then still in office who were directors at the beginning of the period; or (iii) the shareholders of the Bank approving a definitive agreement to merge or consolidate the Bank with or into another company (other than a merger or consolidation that would result in the holders of voting securities of the Bank outstanding immediately prior to such transaction continuing to hold (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Bank or such surviving entity outstanding immediately after such transaction) or to sell or otherwise transfer all or substantially all of the Bank's assets or to adopt a plan of liquidation.
(c) Discretionary Bonuses. The Board, in its sole discretion, may award Executive additional bonuses from time to time in amounts that it determines proper. For avoidance of doubt, the Board has no obligation to award any additional bonuses to Executive.
(d) Forfeiture; Clawback. If prior to payment of any bonus to Executive, it is determined that Executive (A) committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Bank that has had or is likely to have a material adverse effect on the Bank, (b) is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Bank, (C) has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material adverse effect on the Bank, or (D) has violated or conspired to violate Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1302 or 1344 of Title 18 of the United State Code, or Sections 1341 or 1343 of Title 18 affecting the Bank, then Executive will automatically and immediately forfeit any right to be paid such bonus. If, after a bonus is paid to Executive, the Board determines in good faith that any of the matters set forth in clauses (A) through (D) of this Section 4(d) apply to the Executive, then the Executive must promptly (and in any event within ten business days following written notice to the Executive) return to the Bank an amount equal to the such bonus in immediately available funds.
5. Termination.
(a) Events of Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement and Executive's employment with the Bank will terminate immediately upon the first of the following events to occur:
(i) Executive's death or Disability (unless, in the case of Disability, waived by the Bank);
(ii) 30 days after Executive gives notice of his voluntary termination of his employment for any reason (unless such notice or 30-day period is waived by the Bank);
(iii) termination by the Bank for Cause; or

(iv) if the OCC disallows Executive's service as the Bank's Executive Vice President and Senior Loan Officer.
For purposes of this Section 5(a), "Cause" means the Bank's good-faith belief that Executive has (A) willfully failed to perform his duties under this Agreement after demand for performance has been made by the Bank; (B) breached a fiduciary duty involving personal benefit; (C) breached any restrictive covenant set forth in Section 6; (D) been convicted (including by plea of guilty or no contest) of any misdemeanor involving dishonesty or moral turpitude or for any felony; or (E) engaged in any conduct that, in the good-faith opinion of the Bank, is injurious to the Bank, its business, or its reputation. In addition, Cause includes any disallowance by OCC of Executive's service as Executive Vice President and Senior Loan Officer.
(b) Effect of Termination. Upon termination of Executive's employment pursuant to this Section 5, Executive will be entitled to his Base Salary and benefits through the date of such termination and will be entitled to no additional compensation or benefits. In addition, if Executive is terminated for any reason, Executive must resign from all offices Executive holds with the Bank and its affiliates.
6. Nonsolicitation; Confidentiality
(a) Confidentiality.
(i) General. Executive acknowledges that the Bank continually develops Confidential Information, that Executive may develop Confidential Information for the Bank, and that Executive may learn of Confidential Information during the course of his employment. Executive will comply with the policies and procedures of the Bank for protecting Confidential Information and may never disclose to any person (except as required by applicable law or for the proper performance of his duties and responsibilities), or use for his own benefit or gain, or otherwise use in a manner adverse to the interests of the Protected Parties, any Confidential Information obtained by Executive incident to his employment or other association with the Bank. Executive understands that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination.

(ii) Return of Documents. All documents, records, tapes, or other media of every kind and description containing Confidential Information or otherwise relating to the business, present or otherwise, of the Protected Parties, and any copies, in whole or in part, thereof ("Documents"), whether or not prepared by Executive, and any and all equipment or other tangible personal property provided by the Bank for Executive's use ("Company Property"), is the sole and exclusive property of the Bank. Executive must safeguard all Documents and Company Property, and must surrender to the Bank at the time his employment terminates, or at such earlier time(s) as the Board or its designee may specify, all Documents and all Company Property then in Executive's possession or control.

(b) Nonsolicitation. Unless the Bank gives explicit written consent, during the Term and for a two-year period following the termination of Executive's employment for any reason (the "Restricted Period"), Executive agrees that he will not directly or indirectly, whether for his own account or that of any other person or entity, attempt to or actually do any of the following:

(i) solicit, divert, or accept any portion of the business of any Customer of a Protected Party with respect to any product or service that is the same as, similar to, a substitute for, or competitive with any product or service offered by such Protected Parties;
(ii) induce any Customer of a Protected Party to cease doing business with such Protected Party or to reduce the volume of business they do with such Protected Party;
(iii) provide any advice to or otherwise induce a Customer of a Protected Party to cease doing business with such Protected Party or to reduce the volume of business it does with such Protected Party;
(iv) in any other way interfere with a Protected Party's business or the relationship between a Protected Party and any other person or entity;
(v) in any manner recruit, solicit, induce, entice, or persuade any Employee of a Protected Party to terminate or change the Employee's employment or other relationship with such Protected Party or discuss the prospect of an Employee of a Protected Party leaving or changing employment with such Protected Party; or
(vi) hire, or induce the hiring of any Employee of a Protected Party.
For purposes of this Section 6(b) and Section 6(c), (x) the term "Customer" means any person or entity that is, or was within the one-year period immediately prior to the termination of Executive's employment, an actual or prospective customer or client of a Protected Party; and (y) the term "Employee" means any person or entity that is, or was during the Term, an employee, independent contractor, director, officer, or agent of a Protected Party or any person or entity whose engagement as an employee, independent contractor, director, officer, or agent of a Protected Party ended during the Term or the six-month period immediately following Executive's termination.
(c) No Competition. Executive agrees that during the Term and the Restricted Period, he will not:
(i) directly or indirectly, individually or as a consultant, employee, officer, director, stockholder, partner or other owner or participant in any entity or venture other than the Bank, accept any position or perform any services for a Competitor if Executive's principal working location for such Competitor will be in any Indiana county in which the Bank then has an office or branch; or

(ii) seek or accept employment with a Customer of the Bank for the performance, management, or supervision of services that might otherwise be provided by the Bank if Executive's principal working location will be in any Indiana county in which the Bank then has an office or branch.
For purposes of this Section 6(c), the term "Competitor" means any entity or venture other than the Bank that competes with any business in which the Bank or its affiliates is engaging or in which the Bank or such affiliates plan to engage.

(d) Tolling of Restricted Period. If Executive violates any of the restrictive covenants in Sections 6(b) or (c) , then the Restricted Period will be tolled or will not begin to run, as the case may be, until the date on which Executive ceases to be in violation of such covenant.
(e) Non-Disparagement. Executive agrees and covenants that he will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning any Protected Party, its businesses, or any of its employees, officers, existing and prospective customers, suppliers, investors, and other associated third parties.
(f) Exceptions. Nothing in this Section 6 prohibits Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any entity, but only if such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such entity. In addition, this Section 6 does not, in any way, restrict or impede Executive from (i) exercising protected rights to the extent that such rights cannot be waived by agreement or (ii) complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive must promptly provide written notice of any such compliance to the Bank.
(g) Equitable Remedies. Executive acknowledges that the restrictions contained in this Section 6, in view of the nature of the business in which the Bank is engaged, are reasonable and necessary in order to protect the legitimate business interests of the Bank and its affiliates. The Bank and Executive acknowledge and agree that any breach or threatened breach of the provisions of this Section 6 would cause irreparable injury and that a remedy at law would be inadequate. Therefore, in the event of a breach or a threatened breach by Executive of any provision of this Section 6, the Bank is entitled to an injunction or other equitable relief in any court of competent jurisdiction restraining Executive from the commission of such breach without any bond or other security being required and without the necessity of showing actual damages, and to recover its attorneys' fees, costs, and expenses related to the breach or threatened breach. Nothing contained herein should be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The covenants and disclosures in this Agreement must be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Bank, whether predicated on this Agreement or otherwise does not constitute a defense to the enforcement by the Bank of such covenants and agreements.
7. Definitions. As used herein, the following capitalized terms have the meaning set forth below:
"Confidential Information" means any and all information of the Protected Parties that is not generally known by the public, that is proprietary, or that would reasonably be considered confidential. Without limiting the generality of the foregoing, Confidential Information includes, but is not limited to, information relating to (i) the services or products sold or offered by the Protected Parties, (ii) the costs, sources of supply, financial performance and strategic plans of the Protected Parties, (iii) the identity and special needs of the customers of the Protected Parties, and (iv) the people and organizations with whom the Protected Parties have business relationships, and the nature of those relationships. Confidential Information also includes comparable information that the Protected Parties have received belonging to others, or that was received by a Protected Party with an understanding that it would not be disclosed.
"Disability" or "Disabled" means Executive's inability (as determined by a physician appointed by the Bank) due to accident or physical or mental illness, to adequately and fully perform the duties that Executive was performing for Executive when the disability began, with the reasonable expectation that such inability will continue for at least 180 days notwithstanding any reasonable accommodation required by state or federal disability anti-discrimination laws. If at any time during the Term the physician appointed by the Bank makes a determination with respect to Executive's Disability, that determination shall be final, conclusive, and binding upon the Bank, Executive, and their successors in interest.
"Protected Parties" means the Bank, Mid-Southern M.H.C., their affiliates, and any direct or indirect subsidiaries thereof.
8. Regulatory Matters. The following provisions control in the event of a conflict with any other provision of this Agreement.
(a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA")(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement will be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.
(b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination will not be affected.
(c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination will not be affected.
(d) Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.
(e) All obligations under this Agreement will be terminated (except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank): (i) by the Director of the OCC (the "Director") or his or her designee at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; (ii) by the Director or his or her designee at the time the

Director or such designee approves a supervisory merger to resolve problems related to operation of the Bank; or (iii) when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, will not be affected by such action.
(f)  All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of the Bank by order of any state or federal banking regulatory agency with supervision of the Bank or any of its affiliates, unless stayed by appropriate proceedings, and Bank is not under any obligation to perform any of its obligations hereunder if it is informed in writing by any state or federal banking regulatory agency with supervision of the Bank or any of its affiliates that performance of its obligations would constitute an unsafe or unsound banking practice.
(g) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
9. Miscellaneous
(a) No Conflicts. Executive represents and warrants that (i) entering into and performing under this Agreement will not violate any contract to which Executive is a party; (ii) Executive is not party to any contract or subject to any restrictions that would impair his ability to fully perform under this Agreement; (iii) entering into and performing under this Agreement will not breach or give rise to any cause of action against Executive or the Bank under the terms of any contract to which he is a party; (iv) Executive has disclosed to the Bank any restrictive covenants (including noncompetition, nonsolicitation, and confidentiality) applicable to him under any contract to which he is or was a party.
(b) Assignment. The services to be rendered by Executive under this Agreement are unique and personal, and Executive may not assign any of Executive's rights or delegate any of Executive's duties under this Agreement. Except as provided in the immediately preceding sentence, this Agreement shall benefit Executive and Executive's heirs and personal representatives. The Bank may freely assign its obligations hereunder to any affiliate or any entity into which the Bank merges or consolidates or to which the Bank transfers all or substantially all of its assets.
(c) Severability. The provisions of this Agreement are severable. If any provision of this Agreement or application thereof is determined by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable (in whole or in part), the validity, legality, or enforceability of all other applications of that provision, and of all other provisions and applications of this Agreement, will not in any way be affected. Such invalid, illegal, or unenforceable provision or application will be deemed not to be a part of this Agreement, and this Agreement will then be enforced to the maximum extent allowed by applicable law. If any provision of this Agreement is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.
(d) Notices. Any notice or consent required or permitted hereunder shall be deemed to have been given when hand-delivered, three business days after mailing by certified mail, postage prepaid and return-receipt requested, one business day after mailing by a recognized overnight carrier, or upon confirmation of delivery by electronic mail, in each case to the intended recipient at the following address (or at such other address as either party may notify the other):
If to the Bank:

Dana Dunbar
Chairman of the Board of Directors
Mid-Southern Savings Bank, FSB
300 N. Water Street
PO Box 545
Salem, Indiana 47167

With a copy (which does not constitute notice) to:

Attn:  R. James Straus
Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202

If to Executive:
Frank M. Benson III
4211 Black Oak Court
New Albany, Indiana 47150

(e) Governing Law; Venue; Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana without regard to its conflicts of laws principles to the extent they would require or permit the application of the laws of any other jurisdiction. Subject to Section 6(g), each of the parties irrevocably agrees that any legal action or proceeding arising out of or in connection with this Agreement may be brought and determined in any Indiana state or federal court located in (or nearest to) Washington County, Indiana (or if such court lacks subject matter jurisdiction, in any appropriate Indiana state or federal court), and each of the parties irrevocably submits to the nonexclusive personal jurisdiction of the aforesaid courts, generally and unconditionally, with regard to any such action or proceeding arising out of or in connection with this Agreement. Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or in connection with this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue or forum of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court.

(f) Non-Waiver.  A waiver of any provision of this Agreement must be in writing, and no such waiver will constitute a waiver of any other provision of this Agreement, whether or not similar. No failure to enforce any provision of this Agreement may be treated as or deemed a waiver of such provision. No waiver or consent will constitute a continuing waiver or consent or commit any party to provide a waiver in the future except to the extent specifically set forth in writing.
(g) Entire Agreement. This Agreement constitutes the entire understanding and agreement between, and supersedes all other agreements, understandings and communications between the Bank or any of its affiliates and Executive. There are no other agreements, conditions or representations, oral or written, expressed or implied with regard thereto. This Agreement may be amended only in writing, signed by both parties.
(h) Headings. The headings in this Agreement have been inserted solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.
(i) Construction of Terms; Pronouns and Number. For avoidance of doubt, references in this Agreement to Executive's termination of employment include a termination by the Bank, Executive's resignation, the end of Executive's employment due to nonrenewal of this Agreement, or any other event that causes Executive's employment to end pursuant to the terms of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in either the masculine, feminine, or neuter gender includes the masculine, feminine, and neuter gender.
(j) Counterparts. This Agreement may be executed any number of counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or other electronic transmission.
(k) Payments. All amounts payable under this Agreement shall be subject to such deductions and withholdings as the Bank reasonably determines should be withheld pursuant to any applicable law or regulation.
(l) Survival. All provisions of this Agreement that by their nature should survive any expiration or termination of this Agreement will so survive, including without limitation the restrictive covenants contained in Section 6.

(m) Tax Matters.
(i) Intent to Comply. Executive and the Bank agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as a short-term deferral or that does not constitute "deferred compensation" within the meaning of Code Section 409A. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent; provided that the Bank does not promise or warrant any tax treatment of compensation hereunder. Executive is responsible for obtaining advice regarding all questions as to federal, state, local income, estate, payroll, or other tax consequences arising under this Agreement. In the event provisions of this Agreement do not comply with Code Section 409A, Executive and the Bank agree to use reasonable business efforts to amend this Agreement as necessary to bring it into compliance with Code Section 409A while, to the largest extent possible, maintaining the economic interests hereunder of both parties. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payments except as permitted under Treasury Regulations under Code Section 409A.
(ii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on Executive's termination of employment, any payments hereunder triggered by Executive's termination of employment and that are not separation pay under Treasury Regulations Section 1.409A-1(b)(9), short-term deferral pay, or otherwise exempt from Code Section 409A, shall not begin to be paid until the earlier to occur of Executive's death or the date that is six months and one day after Executive's termination of employment, and at that time, Executive will receive in one lump sum payment all of the severance payment that would have been paid to Executive during the first six months following Executive's termination of employment. The Bank will determine, consistent with any guidance issued under Code Section 409A, the portion of severance payments that are required to be delayed, if any.
[Remainder of page intentionally left blank; signature page follows]

In witness whereof, and intending to be legally bound hereby, Executive and the Bank have executed this Agreement as of the date first set forth above.

/s/Frank M. Benson III
Frank M. Benson III

Mid-Southern Savings Bank, FSB

By: /s/Dana Dunbar, Chairman
Dana Dunbar, Chairman

AMENDMENT TO EMPLOYMENT AGREEMENT
WHEREAS, Frank M. Benson, III and Mid-Southern Savings Bank, FSB (the "Bank") are parties to an employment agreement dated May 29, 2014 (the "Agreement"); and
WHEREAS, Mid-Southern, M.H.C. is undertaking a the second step conversion from mutual to stock form, which necessitates the amendment of the change in control provision contained in Section 4 of the Agreement; and
WHEREAS, the Agreement may be amended by a writing signed by both parties. Accordingly, the parties agree that
1.       Section 4(b) of the Agreement should be revised to read as follows, to be effective immediately prior to the second step conversion:
(iv)     Change in Control Bonus. If there is a Change in Control of Mid-Southern Bancorp (the"Company") or the Bank, and Executive remains continuously employed by the Bank through the closing of such Change in Control, then the Bank will pay Executive a one-time, lump-sum bonus equal to two times his then-current Base Salary; provided, however, that the Bank will not have any obligation to pay Executive this amount if such Change in Control bonus is a prohibited "golden parachute" payment under the laws and regulations applicable to the Bank. if earned, the Change in Control Bonus will be paid no later than 74 days after the end of the year in which the closing of the Change in Control occurs. "Change in Control" means (i) an event or series of events that have the effect of any "person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act'9, other than any trustee or other fiduciary holding securities of the Company under any employee benefit plan of the Company or the Bank, becoming the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company or the Bank representing 50% or more of the combined voting power of the Company's or the Bank's then-outstanding stock; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the stockholders, of each new Company director was approved by the vote of a majority of the Company directors then still in office who were Company directors at the beginning of the period; or (iii) the shareholders of the Company approving a definitive agreement to merge or consolidate the Company with or into another company (other than a merger or consolidation that would result in the holders of voting securities of the Company outstanding immediately prior to such transaction continuing to hold (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such transaction) or to sell or otherwise transfer all or substantially all of the Company's assets or to adopt a plan of liquidation. Notwithstanding the foregoing, the term "Change in Control" shall not include a second step conversion where Mid-Southern, M.H.C. converts from mutual to stock form in connection with a second step conversion where shares of Mid-Southern Bancorp are sold to the public and such shares are also issued in an exchange offering to existing stockholders of the Bank.

    2.       Any provision of the Agreement inconsistent with the foregoing amendment shall be deemed amended to be consistent therewith, and the Agreement shall be interpreted accordingly.
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this amendment to the Agreement as of the date set forth above.
EXECUTIVE

/s/Frank M. Benson, III
Frank M. Benson, Ill
MID-SOUTHERN SAVINGS BANK, FSB
By: /s/Dana J. Dunbar
Dana J. Dunbar, Chairman